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                                                              EXHIBIT 1.A.(5)(g)

                          CONTINUING COVERAGE RIDER


The policy will not mature as described in the Maturity provision of the policy. The Extension Date is stated in the Data Section.

On and after the Extension Date:

All Accumulated Value in this policy will be transferred to the Fixed Account. No transfers will thereafter be allowed out of the Fixed Account.
The Cost of Insurance Charges and all Monthly Deductions will be set to zero.

Cost of this Rider.